Exhibit 4.3

SAFE BULKERS, INC.,

POLYS HAJIOANNOU,

VORINI HOLDINGS INC.

- and -

MACHAIRIOTISSA HOLDINGS INC.

SECOND AMENDED AND RESTATED

RESTRICTIVE COVENANT AGREEMENT

THIS SECOND AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made on August 2, 2017, and amends and restates in its entirety that certain Restrictive Covenant Agreement, dated May 29, 2008, as amended by that certain Amendment No. 1 to Restrictive Covenant Agreement, dated December 7, 2011, and that certain Amendment No. 2 to Restrictive Covenant Agreement, dated February 25, 2014, and as further amended and restated by that certain Amended and Restated Restrictive Covenant Agreement, dated May 29, 2015 (collectively, the “Original Agreement”),

BY AND BETWEEN:

1. SAFE BULKERS, INC., a Marshall Islands corporation (the “Company”);

2. POLYS HAJIOANNOU, in his individual capacity (“P. Hajioannou”);

3. VORINI HOLDINGS INC., a Marshall Islands corporation (“Vorini Holdings”); and

4. MACHAIRIOTISSA HOLDINGS INC., a Marshall Islands corporation (“Machairiotissa Holdings” and, together with P. Hajioannou, Vorini Holdings and, together with any entity controlled by or under common control with Machairiotissa Holdings, P. Hajioannou and/or Vorini Holdings, the “Hajioannou Entities”).

WHEREAS:

1. Pursuant to Section 8.1 of the Original Agreement, the parties thereto may amend the Original Agreement by an instrument in writing;

2. Pursuant to the Second Amended and Restated Management Agreement by and between the Company and Safety Management Overseas S.A., a Panamanian corporation (the “SMO Manager”), dated August 2, 2017 (the “SMO Management Agreement”), and the Management Agreement by and between the Company and Safe Bulkers Management Limited, a Cypriot private limited company (the “Safe Bulkers Manager,” together with the SMO Manager, the “Managers”), dated August 2, 2017 (the “Safe Bulkers Manager Management Agreement,” together with the SMO Management Agreement, the “Management Agreements”), the Managers have agreed to provide certain management services to the Company on an exclusive basis, restrict certain competitive activities and grant a right of first offer to the Company to purchase their respective assets and properties upon the occurrence of certain events, all as described therein; and

3. The Company wishes to (i) limit the activities of each of the Hajioannou Entities, on the terms and conditions set out in this Agreement in order to prohibit certain activities that may compete with the business of the Company and (ii) be granted a right of first offer to purchase the Hajioannou Entities’ relevant interest in each of the Managers in the event of a potential change of control of each such Manager, respectively.

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1 In this Agreement, unless the context otherwise requires:

(a) “Affirmative Response” shall have the meaning set forth in Section 4.2(b).

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “Applicable Vessels” shall have the meaning set forth in Section 3.4.

(d) “Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

(e) “Break Up Cost” means the aggregate amount of any and all costs including any taxes, registration fees, administrative expenses, severance costs, and other similar costs and expenses that would be required to transfer Drybulk Vessels or any other portion of a Non-Drybulk Acquisition that owns or operates Drybulk Vessels to the Company separately from the other assets of the Non-Drybulk Acquisition.

(f) “Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; Cyprus; and New York, New York.

(g) “Company” shall have the meaning set forth in the preamble.

(h) “Company Group” means, at any time, the Company and its subsidiaries at such time and “member of the Company Group” shall be construed accordingly.

(i) “Competitive Activities” shall have the meaning set forth in Section 3.1.

(j) “Drybulk Vessel” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

(k) “Drybulk Vessel Business” means any business involved in the ownership or operation of Drybulk Vessels.

(l) “Effective Date” means May 28, 2008.

(m) “First Offer Notice” shall have the meaning set forth in Section 4.2(a).

(n) “First Offer Period” means 30 days in the case of a Manager First Offer Right.

(o) “Hajioannou Entities” shall have the meaning set forth in the preamble.

(p) “Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated

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under the U.S. Securities Exchange Act of 1934, as amended, and the listing criteria of the New York Stock Exchange.

(q) “Machairiottisa Holdings” shall have the meaning set forth in the preamble.

(r) “Management Agreements” shall have the meaning set forth in the recitals.

(s) “Managers” shall have the meaning set forth in the recitals.

(t) “Manager First Offer Right” shall have the meaning set forth in Section 4.1.

(u) “Negative Response” shall have the meaning set forth in Section 4.2(b).

(v) “Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Company Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

(w) “Non-Drybulk Acquisition” means an acquisition or investment that includes (i) both Drybulk Vessels and vessels other than Drybulk Vessels and/or (ii) any business that owns or operates Drybulk Vessels and vessels other than Drybulk Vessels.

(x) “P. Hajioannou” shall have the meaning set forth in the preamble.

(y) “Permitted Acquisition” means an acquisition by any of the Hajioannou Entities of a Drybulk Vessel or an acquisition of or investment in a Drybulk Vessel Business that (i) has been first offered to the Company and refused by the majority of the Independent Directors and (ii) has been acquired or invested in by the relevant Hajioannou Entity on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to such Hajioannou Entity than those offered to the Company.

(z) “Proposed Change in Control of a Manager” means:

(a) the approval by the board of directors of a Manager or the shareholders of a Manager of a proposed sale of all or substantially all of the assets or property of such Manager necessary for the performance of its services under this Agreement; or

(b) the approval of any transaction that would result in:

(i) the Hajioannou Entities beneficially owning, directly or indirectly, less than 60% of the outstanding voting securities or voting power of a Manager or Machairiotissa Holdings, respectively; or

(ii) the Hajioannou Entities together with all directors, officers and employees of a Manager beneficially owning, directly or indirectly, less than 80% of the outstanding voting securities or voting power of such Manager or Machairiotissa Holdings, respectively.

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For purposes of this definition, the term Hajioannou Entities shall exclude reference to Machairiotissa Holdings.

(aa) “Restricted Period” shall have the meaning set forth in Section 3.1.

(bb) “Safe Bulkers Manager Management Agreement” shall have the meaning set forth in the recitals.

(cc) “Safe Bulkers Manager” shall have the meaning set forth in the recitals.

(dd) “SMO Management Agreement” shall have the meaning set forth in the recitals.

(ee) “SMO Manager” shall have the meaning set forth in the recitals.

(ff) “Sale Transaction” shall have the meaning set forth in Section 4.2.

(gg) “Vorini Holdings” shall have the meaning set forth in the preamble.

SECTION 1.2 The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3 All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 1.4 Unless the context otherwise requires, words in the singular include the plural and vice versa.

ARTICLE II

ACKNOWLEDGEMENT AND REPRESENTATION

SECTION 2.1 Each of the Hajioannou Entities acknowledges he or it has received and reviewed the Management Agreements.

SECTION 2.2 Each of P. Hajioannou and Machairiotissa Holdings hereby represents and warrants that as of the date of this Agreement, Machairiotissa Holdings (a) owns at least 80% of the capital stock of each of the Managers and (b) holds at least 80% of the voting power of the outstanding capital stock of each of the Managers considered, in each case, for this purpose as a single class.

SECTION 2.3 Each of the Hajioannou Entities acknowledges and agrees that, pursuant to the terms of each of the Management Agreements, during the respective term of each such Management Agreement, if a Drybulk Vessel owned by the Company and a Drybulk Vessel owned or operated, directly or indirectly, by any of the Hajioannou Entities (other than through the Company) are both available and meet the criteria for a charter being fixed by either of the Managers, the Company’s Drybulk Vessel shall receive such charter. For the avoidance of doubt, this Section 2.3 shall apply only to Drybulk Vessels owned or operated, directly or indirectly, by any Hajioannou Entity that is under the commercial management of either of the Managers, and shall not apply to any Drybulk Vessel owned or operated, directly or indirectly,

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by any Hajioannou Entity that is not under the commercial management of either of the Managers.

ARTICLE III

NON-COMPETITION

SECTION 3.1 During the period commencing on the Effective Date and ending one year following the date on which both Management Agreements have been terminated (such period the “Restricted Period”), each of the Hajioannou Entities shall not, subject to Section 3.2 hereof, directly or indirectly, engage in (a) the ownership or operation of any Drybulk Vessel or (b) the acquisition of or investment in any Drybulk Vessel Business, other than pursuant to (i) their involvement with the Company and its subsidiaries and (ii) their involvement with a Manager, in compliance with the terms of the applicable Management Agreements, as the same may be waived or amended from time to time (together, (a) and (b) are defined as the “Competitive Activities”).

SECTION 3.2 Notwithstanding the foregoing, the Hajioannou Entities may engage in Competitive Activities in the following circumstances:

(a) with respect to any Permitted Acquisition; provided that any commercial management of Drybulk Vessels that are controlled by the Hajioannou Entities in connection with the Permitted Acquisition is performed by either of the Managers;

(b) with respect to any Drybulk Vessels or Drybulk Vessel Business included in a Non-Drybulk Acquisition; provided that (i) less than 50% of the fair market value of the Non-Drybulk Acquisition is attributable to the Drybulk Vessels and any related portion of such business that is solely dedicated to the ownership and operation of such Drybulk Vessels, (ii) the relevant Hajioannou Entity or Entities promptly offer to sell the Drybulk Vessels and such related portion of the business to the Company for their fair market value plus any Break Up Costs and the majority of the Independent Directors refuse such offer and (iii) any commercial management of Drybulk Vessels that are controlled by the Hajioannou Entities in connection with such Non-Drybulk Acquisition is performed by either of the Managers. For purposes of this Section 3.2(b), fair market values shall be determined in good faith by the Board of Directors;

(c) with respect to the passive ownership of up to 9.99% of the outstanding voting securities of any publicly traded company that is a Drybulk Vessel Business in whole or in part; and

(d) with respect to (i) a maximum of eight (8) Drybulk Vessels on the water at any one time and (ii) an unlimited number of contracts with shipyards for newbuild Drybulk Vessels; in either case, to be directly or indirectly owned, operated or financed by P. Hajioannou as part of his estate or family planning; provided that, in the same manner contemplated with respect to a Permitted Acquisition, prior to the acquisition of any such Drybulk Vessels or entry into any such newbuilding contracts, such Drybulk Vessels or such newbuilding contracts (A) have been first offered to the Company and refused by the majority of the Independent Directors and (B) have been acquired or invested in on terms and conditions as to price that are not more favorable, and on such

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other terms and conditions that are not materially more favorable, to the acquiror than those offered to the Company. For the purpose of this Section 3.2(d) it is understood and agreed that commercial management for such Drybulk Vessels may be performed by either of the Managers or any other person or entity.

For the avoidance of doubt, the sale or transfer of any legal or beneficial ownership (in whole or in part) of any Drybulk Vessel or Drybulk Vessel Business owned or operated, directly or indirectly, by any Hajioannou Entity, shall not be subject to any right of first offer on such proposed sale or other transfer of ownership.

SECTION 3.3 Nothing in this Agreement shall be construed to restrict the ability of any Hajioannou Entity to acquire, invest in, operate, manage or charter any vessel other than Drybulk Vessels or any shipping-related business other than a Drybulk Vessel Business.

SECTION 3.4 In respect of any Drybulk Vessels or contracts for newbuild Drybulk Vessels owned, operated or financed by P. Hajioannou or any P. Hajioannou Entity other than through the Company (the “Applicable Vessels”), P. Hajioannou shall, or shall cause a P. Hajioannou Entity to, deliver a written report to the Company within the first quarter of each fiscal year that contains the following information: (a) in respect of each such Drybulk Vessel so owned, operated or financed, the (i) name, (ii) flag, (iii) deadweight tons, (iv) year built, (v) country of construction, (vi) class, (vii) charter information with respect to charters arranged or in place during the period between the first day of the previous fiscal year and the date of the report, including the type of charter employment (e.g., time or voyage charters), the charter rate, commissions paid to brokers or other third parties, the charter period and the total revenues earned with respect to charters conducted during such period, (viii) running costs with respect to such Drybulk Vessel in the previous fiscal year, (ix) expected date of next drydocking and the estimated cost of such drydocking, and (x) date of next special survey; and (b) in respect of each such contract for newbuild Drybulk Vessels, charter information, if any, with respect to charters arranged as of the date of the report, including the type of charter employment, the charter rate, commissions paid to brokers or other third parties and the charter period. Additionally, P.

Hajioannou shall, or shall cause a P. Hajioannou Entity to, promptly provide to the Company any clarification and explanation relating to the foregoing that the Company may reasonably request from time to time.

ARTICLE IV

CONTROL OF MANAGER; RIGHT OF FIRST OFFER

SECTION 4.1 During the Restricted Period, in the event of a Proposed Change in Control of a Manager, the Company shall have a 30-day right of first offer to purchase the relevant Hajioannou Entities’ direct or indirect interests in the Manager involved in the Proposed Change in Control of a Manager (“Manager First Offer Right”). Set forth in Section 4.2 are the procedures applicable to the Manager First Offer Right.

SECTION 4.2 Set forth below are the procedures applicable to the Manager First Offer Right. For purposes of this Section 4.2, the term “Sale Transaction” shall mean a Proposed Change in Control of a Manager, as described in Section 4.1, in the case of a Manager First Offer Right.

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(a) Prior to engaging in any negotiations or otherwise offering to consummate a Sale Transaction with any third party, the relevant Hajioannou Entity or Entities shall provide written notice of their intent to engage in a Sale Transaction (a “First Offer Notice”) and shall specify in such First Offer Notice the material terms and conditions (including the consideration to be paid, which shall be in cash) on which they would be willing to consummate a Sale Transaction with the Company, including any liabilities to be assumed by the Company.

(b) The Company shall notify the relevant Hajioannou Entity or Entities within the First Offer Period that either (i) the Company does not wish to participate in a Sale Transaction (a “Negative Response”) or (ii) the Company does wish to participate in a Sale Transaction, subject to the negotiation of the terms and conditions of the Sale Transaction in accordance with the provisions of this Section 4.2 (an “Affirmative Response”).

(c) In the event of an Affirmative Response, the Company and the relevant Hajioannou Entity or Entities shall negotiate in good faith during the First Offer Period the terms and conditions of an agreement for the consummation of a Sale Transaction with the Company and such terms and conditions are to be based on the terms and conditions set forth in the First Offer Notice.

(d) In the event of a Negative Response or in the event the Company and the relevant Hajioannou Entity or Entities are unable to agree on the terms and conditions of an agreement for the consummation of a Sale Transaction during the First Offer Period, then the relevant Hajioannou Entity or Entities may consummate a Sale Transaction within 120 days after the earlier of the date the relevant Hajioannou Entity or Entities receive a Negative Response and the end of the First Offer Period with a third party on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the proposed purchaser than the terms and conditions specified in the First Offer Notice.

(e) If a Sale Transaction is not consummated with a third party within 120 days after the earlier of the date of the Negative Response and the end of the First Offer Period in accordance with clause (d) above, then the relevant Hajioannou Entity or Entities shall not thereafter engage in a Sale Transaction without first offering the Company a Manager First Offer Right, in the manner provided above.

SECTION 4.3 The Hajioannou Entities and the Company acknowledge that all potential transfers pursuant to Section 3.2(a) and this Article IV are subject to obtaining any and all written consents of governmental authorities and offer non-affiliated third parties.

ARTICLE V

NOTICES

SECTION 5.1 All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to a party at its respective address set forth below:

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Safe Bulkers, Inc.

Apt. D11 – Les Acanthes
6, Avenue des Citronniers
MC98000, Monaco
Attention: President
Telefax: +357 25 887220

Polys Hajioannou
c/o Safe Bulkers Management Limited
KPMG Building – Office G1B
Agias Fylaxeos 1
3025 Limassol
Cyprus

Attention: Polys Hajioannou

Vorini Holdings Inc.
c/o Panzopis Investments & Private Office S.A.
6, Avenue des Citronniers
MC98000, Monaco
Attention: President

Machairiotissa Holdings Inc.
c/o Panzopis Investments & Private Office S.A.
6, Avenue des Citronniers
MC98000, Monaco
Attention: President

ARTICLE VI

APPLICABLE LAW AND JURISDICTION

SECTION 6.1 This Agreement shall be governed by, and construed in accordance with, the laws of England.

ARTICLE VII

ARBITRATION

SECTION 7.1 Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article VII. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

SECTION 7.2 The reference shall be to three arbitrators. If the Company on the one hand or the Hajioannou Entities on the other (with the Hajioannou Entities being treated as one party for the purposes of this Article VII) wishes to refer a dispute to arbitration, that party shall appoint its arbitrator and send notice of such appointment in writing to the other party

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requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Management Agreements. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 8.2 It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudications is made.

SECTION 8.3 This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SAFE BULKERS, INC.

By: /s/ Loukas Barmparis
Name: Loukas Barmparis
Title: President

POLYS HAJIOANNOU

/s/ Polys Hajioannou

VORINI HOLDINGS INC.

By: /s/ Polys Hajioannou
Name:
Title:

MACHAIRIOTISSA HOLDINGS INC.

By: /s/ Polys Hajioannou
Name:
Title:

[Signature Page for Hajioannou Entities Restrictive Covenant Agreement]